CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION OF
LA JOLLA PHARMACEUTICAL COMPANY

a California corporation

Pursuant to Section 910 of the
California General Corporation Law

The undersigned, being the President and Secretary of La Jolla Pharmaceutical Company (the “Corporation”), a corporation organized and existing under the laws of the State of California, in accordance with the provisions of 910 of the California General Corporation Law (“CGCL”), does hereby certify that:

1.
The purpose of amending the Articles of Incorporation of the Corporation is to reduce the authorized shares of the Corporation’s common stock, par value $0.0001 per share, to 100 million shares and leave the number of authorized shares of preferred stock, par value $0.0001 per share, unchanged.

2.
The Amendment to the Articles of Incorporation has been duly approved by the required vote of the stockholders in accordance with Sections 902 and 903 of the CGCL. On August 27, 2014, there were 9,838,298 shares of Common Stock outstanding entitled to vote with respect to the Amendment to the Articles of Incorporation of which 5,612,635 shares or 57% voted in favor of the Amendment to the Articles of Incorporation. The vote exceeded the 50% approval required to authorize the Amendment to the Articles of Incorporation.

3.	The Amendment to the Articles of Incorporation has been duly approved by the Board of Directors of the Corporation in accordance with CGCL Section 902 on July 3, 2014.

4.	ARTICLE III(a) of the Articles of Incorporation of the Corporation, as amended on the date of the filing of this certificate, is amended and restated to read in full as follows:

“(a) Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 108,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”) and 8,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).”

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I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Executed this 25th day of September, 2014 at San Diego, California.

/s/ George F. Tidmarsh
By: George F. Tidmarsh, M.D., Ph.D., President & Secretary